UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 4, 2015

Horizon Global Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-37427	47-3574483
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 100 Bloomfield Hills, MI 48304 _______________________________ (Address of principal executive offices)		48304 ___________ (Zip Code)

Registrant’s telephone number, including area code:	(248) 593-8820

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Expansion of the Board and Election of Director
On August 4, 2015, the Board of Directors (the “Board”) of Horizon Global Corporation (the “Corporation”), based on the recommendation of the Corporate Governance and Nominating Committee of the Board (the “Governance Committee”), increased the size of the Board from five to six, and elected Richard D. Siebert as a Class I Director of the Corporation to fill the newly created directorship, effective August 5, 2015, to serve until his successor is elected and qualified or until his earlier resignation or removal. Mr. Siebert was also appointed to serve on the Audit Committee of the Board, the Compensation Committee of the Board (the “Compensation Committee”) and the Governance Committee. Mr. Siebert retired from KPMG LLP (a public accounting firm) in 2012, immediately prior to which he served as the managing partner of the Detroit office of KPMG from 2008 until 2012 and as the managing partner of KPMG’s MidAmerica business unit from 2003 until 2012. As a non-employee Director, Mr. Siebert will receive compensation in the same manner as the Corporation’s other non-employee Directors, which compensation the Corporation previously disclosed in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission (Registration No. 333-203138).
Approval of 2015 Long-Term Incentive Program Grants
On August 4, 2015, the Compensation Committee approved stock option grants to certain of the Corporation’s employees, including the Corporation’s named executive officers, under the Corporation’s 2015 Equity and Incentive Compensation Plan (the “Equity Plan”). The stock options have a date of grant of August 15, 2015, a ten-year term, and will have an exercise price equal to the closing price of the Corporation’s common stock on August 14, 2015. The stock options will cover a number of shares of the Corporation’s common stock approximately equal to the participant’s target dollar amount under the Corporation’s 2015 long-term incentive plan divided by the product of (x) the average Market Value per Share (as defined in the Equity Plan) for the period July 1, 2015 through August 14, 2015 and (y) the Black-Scholes Valuation factor as determined on the date of grant. The stock options are scheduled to vest one-third per year on July 1, 2016, 2017 and 2018, respectively. The total dollar value of the stock options being granted to the Corporation’s named executive officers were: $415,300 for Mark Zeffiro, President and Chief Executive Officer of the Corporation; $36,100 for David Rice, Chief Financial Officer of the Corporation; and $15,700 for Jay Goldbaum, Legal Director and Corporate Secretary of the Corporation.
Approval of Founders Grants
On August 4, 2015, the Compensation Committee also approved awards of time-based restricted stock units under the Equity Plan to the Corporation’s named executive officers (collectively, the “Founders Grants”). The Founders Grants have a grant date of August 15, 2015 and are scheduled to vest in full on July 1, 2018. The Corporation’s named executive officers will each receive a number of restricted stock units equal to (rounded to the nearest whole share) (x) the dollar amount specified for the award for each such named executive officer divided by (y) the average Market Value per Share for the period July 1, 2015 through August 14, 2015. The total dollar value of the restricted stock units being granted to the Corporation’s named executive officers were: $1,050,000 for Mr. Zeffiro; $200,000 for Mr. Rice; and $100,000 for Mr. Goldbaum.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Horizon Global Corporation

By:     /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Legal Director and Corporate Secretary
August 7, 2015